Exhibit 3.A.02

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
ALERT MERCHANT SERVICES, INC.

Document number of corporation: P08000003107

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendments to its Articles of Incorporation:

NEW CORPORATE NAME:

AMENDMENTS ADOPTED:

ARTICLE IV  -  “The number of common shares that this Corporation is authorized to issue 50,000,000 shares with a par value of $0.001 per share.  The number of preferred shares the corporation is authorized to issue is 5,000,000 shares with a par value of $0.001 per share.

If an amendment provides for exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: NA

The date of each amendments adoption:  January 16, 2008

Effective date:  January 16, 2008

Adoption of Amendments (CHECK ONE)

_X__	The amendments were approved by the shareholders. The number of votes cast for the amendments by the shareholders was sufficient for approval.
____	The amendments were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendments.

“The number of votes cast for the amendments were sufficient for approval by __________________(voting groups).

____	The amendments were approved by the board of directors without shareholder action and shareholders action was not required.
____	The amendments were adopted by the incorporators without shareholder action and shareholder action was not required.

Signature: __/s/ Rene Morissette_______________
Rene Morissette
President